Exhibit 4.25

                                ESCROW AGREEMENT
                                ----------------


     THIS ESCROW AGREEMENT (the "Agreement") is made and entered into this 12th day of August, 1999, by and among POLLUTION RESEARCH AND CONTROL CORP., a California corporation (the "Company"), 506 Paula Avenue, Glendale, California 91201, FIDELITY FUNDING, INC., a Texas corporation ("Fidelity"), 8333 Douglas Avenue, Suite 530, Dallas, Texas 75225, and AMERICAN ESCROW COMPANY, a Texas corporation, as escrow agent (the "Escrow Agent").

     WHEREAS, the Company and Fidelity have entered into that certain Compromise, Settlement and Release Agreement (the "Settlement Agreement") of even date herewith, a copy of which is attached hereto and incorporated herein by this reference, which provides, among other things, for the Company to issue 100,000 shares of common stock of the Company, no par value per share, to Fidelity; which shares are referred to hereinafter and in the Settlement Agreement as the "Settlement Consideration Shares"; and

     WHEREAS, Paragraph 2 of the Settlement Agreement further provides for the Settlement Consideration Shares to be sold; provided, however, that proceeds from such sale shall be applied to the Company's obligation to pay to Fidelity the aggregate sum of Four Hundred Fifty Thousand Dollars ($450,000.00), which sum is referred to hereinafter and in the Settlement Agreement as the "Settlement Payment", together with any accrued but unpaid interest thereon; and

     WHEREAS, the parties desire to enter into this Agreement pursuant to which the Settlement Consideration Shares shall be delivered in escrow and released only in accordance with instructions received from the Company to a licensed broker-dealer for purposes of the sale thereof (including short sale, on margin or otherwise) in the over-the-counter stock market or to a purchaser, assignee, transferee or pledgee thereof in a purchaser transaction in consideration for cash, as provided in Section 4.2.B. below, within the time period set forth herein and, otherwise, the Settlement Consideration Shares are to be returned to the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, IT IS HEREBY AGREED as follows:

                                    ARTICLE I
                    APPOINTMENT AND AGREEMENT OF ESCROW AGENT
                    -----------------------------------------

     American Escrow Company is hereby appointed as, and hereby agrees to perform the duties of, the Escrow Agent in accordance with the terms and conditions of this Agreement. This Agreement shall be administered, and the certificates representing the Settlement Consideration Shares shall be held, by the Escrow Agent at its office located at 300 Crescent Court, Suite 100, Dallas, Texas 75201.

                                   ARTICLE II
                   DEPOSIT OF SETTLEMENT CONSIDERATION SHARES
                   ------------------------------------------

         Fidelity hereby delivers to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, ten (10) original stock certificates in the name of Fidelity, each evidencing 10,000 shares of common stock, no par value per share, of the Company, duly executed, endorsed and/or authenticated for transfer, to be held in escrow by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Settlement Agreement.

                                   ARTICLE III
                            NATURE OF ESCROW ACCOUNT
                            ------------------------

     During the Escrow Period (as hereinafter defined), none of the Settlement Consideration Shares shall become the property of the Company, Fidelity or any other person, or be subject to the debts of the Company, Fidelity or any other person, and except as expressly provided herein with respect to disbursement and delivery of the Settlement Consideration Shares by the Escrow Agent, pursuant to one or more written instructions provided herein, Escrow Agent shall make or permit no disbursement from the Escrow Account. Neither Fidelity nor the Company (nor Escrow Agent) shall have any voting or investment rights with respect to the Settlement Consideration Shares during the Escrow Period.

                                   ARTICLE IV
                TERM OF ESCROW PERIOD; DISBURSEMENT OF SETTLEMENT
                       CONSIDERATION SHARES AND/OR PAYMENT
                        OF CASH FROM PRIVATE DISPOSITION
                        --------------------------------

     4.1 Termination Date. The Escrow Period shall begin on the date of the deposit of the Settlement Consideration Shares with the Escrow Agent and shall terminate on the first to occur on the following dates:

                  A. The one hundred eightieth (180th) day following the date of this Agreement or February 1, 2000, whichever comes first. The termination date in the preceding sentence may be extended upon mutual agreement of Fidelity and the Company, with a copy of such notice of extension provided to the Escrow Agent.

                  B. The date on which the Escrow Agent receives written instructions from the Company directing the disbursement and delivery of the last of the Settlement Consideration Shares held by Escrow Agent to a licensed broker-dealer for purposes of the sale thereof (including short sale, on margin or otherwise) in the over-the-counter stock market or to a purchaser, assignee, transferee or pledgee thereof in a private transaction in consideration for cash.

4.2  Disbursement and Delivery of Settlement Consideration Shares.
     -------------------------------------------------------------

     A. In the event that the Escrow Period terminates pursuant to Section 4.1.A. hereinabove, the Escrow Agent, as promptly as possible, but in no event later than thirty (30) days after such termination, shall disburse and deliver the remaining Settlement Consideration Shares and any proceeds from the sale of a portion of the Settlement Consideration Shares to Fidelity.

     B. In the event that the Escrow Period terminates pursuant to Section 4.1.B. hereinabove, the Escrow Agent as promptly as possible, but in no event later than thirty (30) days after such termination, shall disburse and deliver the last of the Settlement Consideration Shares in accordance with the final written instructions received from the Company, which shall specify the name and address of the person to be the recipient of the Settlement Consideration Shares. If said instructions are to disburse and deliver the Settlement Consideration Shares to a broker-dealer, and in that event, the Company agrees that the proceeds of the sale thereof in the event the over-the-counter stock market shall be paid to Fidelity, and Fidelity agrees to pay the amount of sale proceeds in excess of the Settlement Consideration Payment to the Company. If said instructions are to disburse and deliver the last of the Settlement Consideration Shares to a purchaser, assignee, transferee or pledgee thereof in a private transaction in consideration for cash, then, and in that event, the Escrow Agent shall pay the amount of cash received in consideration for said sale, assignment, transfer or pledge (together with any proceeds from prior disbursements, if any), as promptly as possible, but in no event later than thirty (30) days thereafter, as follows:

                  (i) In the event that the amount of cash received is less than or equal to the Settlement Consideration Payment, then, and in that event, the Escrow Agent shall pay said cash sum to Fidelity.

                  (ii) In the event that the amount of cash received is in excess of the Settlement Consideration Payment, then, and in that event, the Escrow Agent shall pay said cash sum in the amount of the Settlement Consideration Payment to Fidelity and the amount of cash in excess thereof to the Company.

     The parties contemplate that the Company may deliver written instructions to disburse a portion of the Settlement Consideration Shares on more than one
(1) occasion during the Escrow Period. If the written instructions to disburse a portion of the Settlement Consideration Shares will not result in the disbursement of all of the remaining Settlement Consideration Shares, then all proceeds from such disbursement shall be held by Escrow Agent until the termination of the Escrow Period. Escrow Agent shall deposit any such cash proceeds in an interest-bearing account, but Escrow Agent shall have no investment liability for any level of return on such proceeds whatsoever or for failure of the institution maintaining such account.

     At such time as the Escrow Agent shall have made the disbursement and/or payment(s) provided for in the above paragraphs 4.2.B.(i) and (ii), the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder. The Escrow Agent shall be required to make disbursement and delivery of the Settlement Consideration Shares only to the person(s) named in the written instructions to be furnished by the Company pursuant to Section 4.2.B. hereinabove at the address given in such written instructions. With regard to any Settlement Consideration Shares or funds which the Escrow Agent cannot, for any reason, disburse or pay, the Escrow Agent shall, at its option and sole discretion, deposit said Settlement Consideration Shares or funds with the Clerk of the District Court, Dallas County, State of Texas and interplead the parties hereto. Upon so filing its complaint in interpleader or upon making disbursement and/or payment(s) under this Article IV, the Escrow Agent shall be completely discharged and released from all further liability under the terms hereof. If the Escrow Agent elects to file a complaint in interpleader, the parties hereto, for themselves and their successors and assigns, do hereby summit themselves to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding described in this paragraph.

                                    ARTICLE V
               LIABILITY: REMEDIES AND EXCULPATION OF ESCROW AGENT
               ---------------------------------------------------

     5.1 Liability.
         ----------

     A. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder to the Company or Fidelity, except as expressly set forth herein. Fidelity and/or the Company, as the case may be, shall provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement, and the Escrow Agent shall not incur any liability for any claims, damages, losses, costs or expenses, except for willful misconduct or gross negligence, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including the written advises provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained herein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. The Escrow Agent shall not be responsible for fees in conjunction with the issuance or transfer of the Settlement Consideration Shares.

     B. The Escrow Agent is hereby expressly authorized and directed to disregard any and all notices or warnings given by either of the other parties hereto, other than those notices and warnings specifically called for in this Agreement or the Settlement Agreement, or by any other person, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments or decrees of any court, and in case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, it shall not be liable to either of the other parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding that any such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated or found to have been entered without jurisdiction.

     5.2 Remedies.
         ---------

     A. If the Escrow Agent is unable to disburse the Settlement Consideration Shares in accordance with the provisions of Section 4.2.B. hereinabove or pay the cash in accordance with the provisions of Section 4.2.B.(i) or (ii) hereinabove for any reason, the Escrow Agent shall, at its election and sole discretion, deposit the Settlement Consideration Shares or funds with the Clerk of the District Court, County of Dallas, State of Texas, and interplead the parties hereto. Upon so depositing said Settlement Consideration Shares or funds and filing its complaint in interpleader under this Section 5.2, the Escrow Agent shall be completely discharged and released from all further liability under the terms hereof. If the Escrow Agent elects to invoke this Section 5.2, the parties hereto, for themselves and their successors and assigns, do hereby submit themselves to the jurisdiction of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding described in this paragraph.

     B. If at any time a dispute shall exist as to the duties of the Escrow Agent or the terms hereof or if the Escrow Agent fails to receive the instructions from the Company required in Article IV within fifteen days after the termination of the Escrow Period under Section 4.1, the Escrow Agent may, in its sole discretion, deposit said Settlement Consideration Shares with the Clerk of the District Court, County of Dallas, State of Texas, and may interplead the parties hereto. The parties hereto, for themselves and their successors and assigns, do hereby submit themselves to the jurisdiction, of said Court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding described in this paragraph.

     5.3 Exculpation of Escrow Agent.
         ----------------------------

     A. Escrow Agent is not a party to, or bound by any instrument, agreement or document which may be deposited under, evidenced by or which arises out of this Agreement.

     B. Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with Escrow Agent hereunder, or with respect to the form or execution of the same, or the identity, authority or rights of any person executing or depositing the same.

     C. Escrow Agent shall not be required to take or be bound by any notice of any default of any person or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to an officer of Escrow Agent of such default and unless Escrow Agent is indemnified in a manner satisfactory to Escrow Agent against any such expense or liability.

     D. Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other instrument or document believed by Escrow Agent to be genuine and to be signed by the proper party or parties. Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct, and Escrow Agent shall have no duties to any party except those parties to this Agreement.

     E. Escrow Agent may consult with legal counsel in the event of any dispute of or questions asked to the construction of this Agreement, or Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

     F. For its services hereunder, Escrow Agent shall be entitled to an initial fee of $400.00, payable concurrently with its acceptance hereof, plus a fee of $200.00 for every sale of a portion of the Settlement Consideration Shares after the first such sale, and to additional compensation of $400.00 for each year thereafter the Settlement Consideration Shares shall remain on deposit with the Escrow Agent. All fees to Escrow Agent hereunder shall be paid by the Company.

     G. In the event Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or the subject matter hereof, including, without limitation, an interpleader pursuant to Section 5.2 hereof, Escrow Agent shall be reimbursed for all costs and expenses occasioned thereby, including, without limitation, attorney's fees and costs and expenses, and the parties hereto agree that the Settlement Consideration Shares, or the proceeds thereof, shall be utilized to satisfy any such costs or expenses.

                                   ARTICLE VI
                           [Intentionally left blank]

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     7.1 Parties in Interest. This Agreement shall be binding upon and insure to the benefit of the parties hereto, and the successors and assigns of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

     7.2 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California.

     7.3 Notices. All notices, requests or demands and other communications hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or sent telex, telegram or cable to:

      A.   If to the Company, to:       Pollution Research and Control Corp.
                                        506 Paula Avenue
                                        Glendale, California 91201
                                        Attention: Albert E. Gosselin, Jr.

           With a copy to:              Dana M. Campbell, Esq.
                                        Owens, Clary & Aiken, L.L.P.
                                        1717 Main Street, Suite 2400
                                        Dallas, Texas 75201

      B.   If to Fidelity, to:          Fidelity Funding, Inc.
                                        8333 Douglas Avenue, Suite 530
                                        Dallas, Texas 75251
                                        Attention: Ed Henkel

           With a copy to:              Brian Morris, Esq.
                                        Winstead, Sechrest & Minick, P.C.
                                        5400 Renaissance Tower
                                        1201 Elm Street
                                        Dallas, Texas 75270

      C.   If to the Escrow Agent,  to: American Escrow Company
                                        300 Crescent Court, Suite 100
                                        Dallas, Texas 75201
                                        Attention: William Kramer, Esq.

     Any party hereto may change its address by written notice to the other party given in accordance with this Section 7.3.

     7.4 Entire Agreement. This Agreement contains the entire agreement between and among the parties and supersedes all prior agreements, understandings and writings between and among the parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof my be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

     7.5 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

     7.6 Attorneys' Fees. In the event of any litigation between or among the  parties  hereto,  the  non-prevailing  party(s)  shall  pay the  reasonable
expenses,   including  the  attorneys'  fees,  of  the  prevailing  party(s)  in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

COMPANY:

POLLUTION RESEARCH AND CONTROL
CORP.



By: /s/ Albert E. Gosselin, Jr.
    ------------------------------------
    Albert E. Gosselin, Jr., President

FIDELITY:

FIDELITY FUNDING, INC.



By: /s/ Edward Henkel
    ------------------------------------
   (Authorized Officer)

ESCROW AGENT:

AMERICAN ESCROW COMPANY



By: /s/ William S. Kramer
    ------------------------------------
    Chairman (Authorized Officer)